Exhibit 10.23
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the date the last Party to sign the agreement signs the same (the “Effective Date”), by and between Genpact India Private Limited (the “Company”), and Piyush Mehta (the “Executive” and, together with the Company, the “Parties”).
WHEREAS, the Executive has been employed by the Company pursuant to that certain Appointment Letter dated September 21, 2001 between the Executive and GE Capital International Services India, now known as Genpact India Private Limited.

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions set forth in this Agreement.
WHEREAS, the Agreement includes additional consideration payable to the Executive for certain covenants included in the Agreement.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties set forth below, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Employment.

(a)Term. The Company or the Executive may terminate the employment relationship at any time in accordance with the provisions of Section 5. The period during which the Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Term” hereunder.

(b)Duties. The Executive shall serve as the Senior Vice President, Chief Human Resources Officer of the Company. In such capacity, the Executive shall report to the President and Chief Executive Officer (the “CEO”) of Genpact Limited. In addition to the other titles and responsibilities described in this Section 1, if requested by the CEO, the Executive shall serve (without additional compensation) during the Term as an officer or director of the Company or any subsidiary or affiliate of the Company. The Company reserves the right to depute or second the Executive during the Term to any of its affiliates or group entities; provided that any such deputization or secondment shall not constitute a waiver of any of Executive’s rights hereunder and the Company shall retain all of its obligations hereunder in connection with any such deputization or secondment.

(c)Best Efforts. During the Term, the Executive shall devote the Executive’s best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 8 below. The foregoing shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board of Directors of the Company (the “Board”), in its sole discretion, on corporate boards, and (ii) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 8 below.

(d)Travel. The Executive understands and agrees that the Executive will be required to travel for business in the course of performing his or her duties for the Company.

Section 2. Compensation.

(a)Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of INR 25,440,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Board pursuant to the normal performance review policies for senior level executives and may be adjusted from time to time as the Board deems appropriate.

(b)Annual Bonus. During the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in respect of each full or partial fiscal year of the Company ending during the Term (each, a “Fiscal Year”, which as of the date hereof, is the period January 1 through December 31), with the target Annual Bonus to equal 100% of Base Salary (“Target Bonus”) for such Fiscal Year, subject to the attainment of such performance targets as are established by the Board, for such Fiscal Year. Any such Annual Bonus shall be paid to the Executive on or after the first day (but in no event later than the fifteenth day of the third month) of the Fiscal Year following the Fiscal Year to which the Annual Bonus relates (“Payment Date”), subject to the Executive’s continued service with the Company through the Payment Date. The Annual Bonus is, in part, intended as a retention tool, and an Annual Bonus is not deemed earned until the Board has determined whether and to what extent the performance goals have been met and all qualifying conditions and eligibility criteria of the Annual Bonus have been satisfied. The Executive’s target Annual Bonus shall be reviewed annually by the Board pursuant to the normal performance review policies for senior level executives and may be adjusted from time to time as the Board deems appropriate.

(c)Equity Awards. Except as set forth herein, this Agreement does not modify or change the existing agreements regarding share options, restricted share units and performance share awards previously issued to the Executive (each such award and any such award granted in the future, an “Equity Award” and, collectively, the “Equity Awards”).

Section 3. Expenses. During the Term, the Executive shall be entitled to receive reimbursement for all necessary and reasonable travel and business expenses incurred and accounted for by the Executive (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder.

Section 4. Other Benefits

(a)Employee Benefits, Fringe Benefits and Perquisites. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefits plans and programs available to the employees of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(b)Vacation. The Executive shall be entitled to paid vacation during each year of the Term in accordance with Company policy.

(c)Indemnification. The Company and its successors and/or assigns will indemnify and defend the Executive to the fullest extent permitted by applicable law of the jurisdiction in which the Company is incorporated and the organizational documents of the Company with respect to any claims that may be brought against the Executive arising out of any action taken or not taken in the Executive’s capacity as an officer or director of the Company or any of its affiliates. In addition, the Executive shall be covered, in respect of the Executive’s activities as a director and officer of the Company or any of its affiliates, by the Company’s Directors and Officers liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies. The Company’s indemnification obligations under this Section 4(c) shall remain in effect following the Executive’s termination of employment with the Company.

Section 5. Termination of Employment.

(a)Termination. The Executive’s employment pursuant to this Agreement may be terminated in accordance with the following provisions:

(i)The Company may terminate the Executive’s employment at any time with or without Cause. In case of termination without Cause, the Company may terminate the Executive’s employment upon providing thirty days’ notice or payment in lieu thereof. In case of termination for Cause, the Company may terminate the Executive’s employment with immediate effect by a notice in writing (without salary in lieu of notice).

(ii)The Executive may voluntarily terminate employment for any reason upon thirty days’ prior written notice to the Company.

(iii)The Executive’s employment hereunder shall terminate upon the Executive’s death.

(iv)The Company may terminate the Executive’s employment hereunder for Disability.

(b)Payments Due Upon Any Termination. Upon the Executive’s termination of employment for any reason, the Company shall pay the Executive (or the Executive’s estate) (i) the Executive’s then Base Salary through the date of termination, (ii) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, (iii) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary and (iv) any benefits accrued and due under any applicable benefit plans and programs of the Company (the “Accrued Obligations”). The cash amounts payable pursuant to this Section 5(b) shall be paid, in a lump sum, on the date of termination, or as soon as practicable following such date of termination, in accordance with applicable law. All other benefits, if any, due the Executive following a termination shall be determined in accordance with the plans, programs, policies and practices of the Company. The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

(c)Termination Without Cause or For Good Reason. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, and provided that (i) the Executive timely executes the Release required under Section 6 and (ii) the Executive has complied with and continues to comply with the restrictive covenants set forth in Section 8, the Executive shall become eligible to receive the following payments and benefits:

(i)The Company shall pay the Executive a severance payment in an amount equal to the sum of (i) six months of the Executive’s Base Salary (at the rate then in effect) and (ii) one week of the Executive’s Base Salary (at the rate then in effect) for each year of service with the Company up to a maximum of twelve weeks, which shall be paid in equal installments over the twelve-month period following the Executive’s termination, in accordance with the Company’s normal payroll practices. Payment will commence within sixty days following the Executive’s termination date and any installments not paid between the termination date and the date of the first payment will be paid with the first payment. Such severance payment shall be inclusive of any statutory payments to be made by the Company to the Executive in accordance with applicable law.

(ii)The Company shall pay the Executive a lump sum payment equal to the cost that would be payable by the Company, as measured as of the Executive’s termination date, to obtain continued health care coverage for the Executive and the Executive’s spouse and eligible dependents, as applicable, under the Company’s employee group health plan for the eighteen-month period following termination, at the level in effect for each of them on such termination date. Payment will be made within sixty days following the Executive’s termination date.

(iii) The Company shall pay the Executive a prorated Annual Bonus for the Fiscal Year in which the Executive’s termination of employment occurs. The prorated Annual Bonus shall be determined by multiplying the Target Bonus for the Fiscal Year of termination by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the Fiscal Year in which the termination date occurs and the denominator of which is 365. The prorated Annual Bonus shall be paid within sixty days following the Executive’s termination date.

(iv) If such termination occurs prior to or more than 24 months following a Change of Control, then the Equity Awards shall be treated as follows:

a.Subject to subsection (viii), any outstanding share option, which vests solely upon continuous service with the Company (each, a “Time-Based Option”), shall, on the date of the Executive’s termination of employment, become vested and exercisable with respect to the number of shares (if any) that would have vested and become exercisable had the Executive continued in employment or service for a period of twelve months following the termination date (the “Special Vesting Option Shares”). All Time-Based Options may be exercised for any Special Vesting Option Shares and any previously-vested shares for a period of six months following the Executive’s termination date, but in no event later than the expiration date of the Time-Based Option. Each Time-Based Option (including with respect to the Special Vesting Option Shares and any previously-vested shares) shall terminate on the date that is six months following the Executive’s termination date or (if earlier) upon the expiration of the term of the Time-Based Option.

b.Subject to subsection (viii), any outstanding restricted share unit award, which vests solely upon continuous service with the Company, shall, on the date of the Executive’s termination of employment, become vested and payable with respect to the number of units (if any) that would have vested had the Executive continued in employment or service for a period of twelve months following the termination date. The shares underlying any restricted share units that vest under this subsection (iv)b. shall be issued on the date of the Executive’s termination of employment or service or as soon as reasonably practicable thereafter, but in no event later than the end of the calendar year in which the Executive’s termination date occurs.

c.Subject to subsection (viii), any outstanding performance share award, which (A) was subject to vesting in whole or in part based on attainment of performance objectives and (B) with respect to which the specified performance period has been completed prior to the Executive’s termination such that the award remains subject to vesting only based on continuous service during a specified service period, shall, on the date of the Executive’s termination of employment, become vested with respect to the number of shares (if any, as determined in accordance with the agreement evidencing the award) that would have vested had the Executive continued in employment or service for a period of twelve months following the termination date, based on the level of attainment of the performance objectives. Any shares that vest under this subsection (iv)c. shall be issued on the date of the Executive’s termination of employment or service or as soon as reasonably practicable thereafter, but in no event later than the end of the calendar year in which the Executive’s termination date occurs. Any performance share award that was subject to vesting in whole or in part based on attainment of performance objectives and with respect to which the performance period has not been completed prior to the Executive’s termination, shall terminate immediately upon the Executive’s termination.
(v)If such termination occurs within 24 months following a Change of Control, then the Equity Awards to the extent outstanding shall be treated as follows:

a.Subject to subsection (viii), any Time-Based Option shall become fully vested and exercisable upon such termination. All Time-Based Options (including with respect to any previously-vested shares) may be exercised for a period of six months following the Executive’s termination date, but in no event later than the expiration date of the Time-Based Option. Each Time-Based Option shall terminate on the date that is six months following the Executive’s termination date or (if earlier) upon the expiration of the term of the Time-Based Option.

b.Subject to subsection (viii), any outstanding restricted share unit award, which vests solely upon continuous service with the Company, shall become fully vested and payable upon such termination. The shares underlying any restricted share units that vest under this subsection (v)b. shall be issued upon such termination.

c.Subject to subsection (viii), any outstanding performance share award shall, upon such termination, become vested with respect to the number of shares (if any as determined under the agreement evidencing the award) then subject to the award. Any shares that vest under this subsection (v)c. shall be issued within sixty days following such termination.

(vi)Notwithstanding anything in this Agreement to the contrary, to the extent that the Equity Awards constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder, if (i) a Change of Control does not constitute a “change in control event” under Section 409A of the Code, or (ii) otherwise required by Section 409A of the Code, any shares that vest pursuant to subsection 5(c)(iv) or 5(c)(v) above shall be issued only in accordance with and as permitted under Section 409A of the Code.

(vii)Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release required under Section 6, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(viii)In the event that the Executive violates the restrictive covenants set forth in Section 8, the Executive shall not be entitled, after the date of such violations or activity (as the case may be), to receive any payouts, benefits or continued vesting under this Section 5(c), and any unvested Equity

Awards shall be immediately forfeited, and the Company may take such other enforcement actions as set forth herein or permitted by applicable law.

(ix)The Equity Awards shall continue to be governed by and subject to the terms of the applicable award agreements (including any clawback provisions thereunder), as amended to reflect this subsection (c).

d.Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)“Cause” shall mean: (I) any conviction by a court of, or entry of a pleading of guilty or nolo contendere by the Executive with respect to, a felony or any lesser crime involving moral turpitude or a material element of which is fraud or dishonesty; (II) the Executive’s willful dishonesty of a substantial nature towards the Company and any of its direct or indirect subsidiaries; (III) the Executive’s material breach of this Agreement or the Employee Innovation and Proprietary Information Agreement, which breach is not cured by the Executive to the reasonable satisfaction of the Company within thirty business days of the date the Company delivers written notice of such breach to the Executive; (IV) the Executive’s reckless conduct or willful misconduct; (V) the Executive’s willful failure to follow a reasonable instruction of the Board or the CEO, which failure continues for a period of thirty days after the Executive’s receipt of written notice from the Board or CEO, identify the nature of the failure; (VI) the Executive’s use of alcohol or illegal drugs which materially interferes with the performance of the Executive’s duties to the Company or which materially compromises the integrity and reputation of the Company; or (VII) the Executive’s material, knowing and intentional failure to comply with material applicable laws with respect to the execution of the Company’s and its subsidiaries’ business operations, including, without limitation, a knowing and intentional failure to comply with the Foreign Corrupt Practices Act 1977 of the US Congress, as amended.

(ii)“Change of Control” shall have the meaning set forth in the Genpact Limited 2017 Omnibus Incentive Compensation Plan, or in any successor equity plan under which the applicable equity award is granted.

(iii)“Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s duties and responsibilities under this Agreement for a period of 180 consecutive days with or without an accommodation. In conjunction with determining Disability for purposes of this Agreement, the Executive hereby (i) consents to any such examinations which are relevant to a determination of whether the Executive is mentally and/or physically disabled and (ii) agrees to furnish such medical information as may be reasonably requested consistent with applicable law.

(iv)“Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the following events: (i) a material reduction in the nature of the Executive’s authority or duties; or (ii) a material reduction in the Executive’s then current Base Salary; provided, however, that any such event shall not constitute Good Reason unless and until the Executive shall have provided the Company with notice of such event within ninety days of the initial occurrence of such event, the Company shall have failed to remedy such event within thirty days of receipt of such notice and the Executive terminates employment no later than sixty days following the expiration of such remedy period.

Section 6. Execution of Release of All Claims. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments and benefits to which the Executive is entitled under Section 5 are conditional upon, and subject to, the Executive’s execution of a release and waiver of claims in substantially the form attached hereto as Exhibit A. The release must be executed by the Executive and the Company and become effective prior to the sixtieth day after the date of termination of the Executive’s employment with the Company.

Section 7. Resignation from Positions. Notwithstanding any other provision of this Agreement to the contrary, upon any termination of employment (whether voluntary or involuntary), the Executive, upon written request from the Company, shall resign from any positions he or she has with the Company or any of its affiliates or subsidiaries (collectively, the “Company Group”), whether as an executive, officer, employee, consultant, director, trustee, fiduciary or otherwise.

Section 8. Restrictive Covenants.

(a)Noncompetition. In consideration of the payments by the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Term and for the twelve-month period following the date of the Executive’s termination for any reason, the Executive shall not, without the prior written consent of the Company, be employed by, engaged by, or otherwise assist, either as an individual on his or her own or as a partner, joint venturer, employee, agent, consultant, officer, trustee, director, owner, part-owner, shareholder, or in any other capacity, directly or indirectly, any of the entities listed on the competitor list attached as Exhibit B hereto, or any successor or affiliates of such entity. The foregoing restriction shall not include the passive ownership of securities in any entity listed on Exhibit B and exercise of rights appurtenant thereto, so long as such securities represent no more than two percent of the voting power of all securities of such enterprise.

(b)Nonsolicitation. In further consideration of the payments by the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Term and for the twelve-month period following the date of the Executive’s termination for any reason, the Executive shall not either directly or indirectly on the Executive’s own behalf or in the service or on behalf of others (i) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee or independent contractor of the Company Group to give up, or to not commence, employment or a business relationship with the Company Group, (ii) unless otherwise in contravention of applicable law, directly, or indirectly through direction to any third party, hire or engage, or cause to be hired or engaged, any person who is or was an employee or independent contractor of the Company Group, or (iii) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any agent, consultant, vendor, supplier or customer of the Company Group with whom the Executive has had contact within the last twenty-four months of his or her relationship with the Company Group or about whom the Executive has confidential information to give up or not commence, a business relationship with the Company.

(c)Nondisparagement. In further consideration of the payments by the Company pursuant to this Agreement, the Executive hereby covenants and agrees not to defame, disparage or criticize any member of the Company Group, or any of the Company Group’s products, services, finances, financial condition, capabilities or other aspect of or any of their business, or any former or existing managers, directors, officers, employees, agents, affiliates or successors of, or contracting parties with, any member of the Company Group in any medium to any person without limitation in time. Nothing in this section inhibits the ability of an employee to disclose illegal acts in the workplace, including but not limited to sexual harassment.

(d)Enforcement.

(i)The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8(a), (b) and (c) herein would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, notwithstanding the provisions of Section 11(h).

(ii)In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Section 5 in the event that the Executive has violated any provision of Section 8(a) or has materially breached any of the Executive’s obligations under Sections 8(b) or (c) of this Agreement. In such event the Company may require that the Executive repay ninety percent of all cash amounts theretofore paid to the Executive pursuant to Section 5 and in such case the Executive shall promptly repay such amounts on the terms determined by the Company. Notwithstanding anything to the contrary, any outstanding performance share awards (including any shares issued upon vesting of the award) shall be subject to any clawback provisions set forth in the applicable award agreement and all Equity Awards shall be subject to any clawback or recoupment policy adopted by the Board from time to time.

(iii)If the Company seeks a restraining order, an injunction or any other form of equitable relief, and recovers any such relief, the Company shall be entitled to recover its reasonable attorneys’ fees, court costs, and other costs incurred obtaining that relief (even if other relief sought is denied). If the Company obtains a final judgment of a court of competent jurisdiction, pursuant to which the Executive is determined to have breached his/her obligations under this Agreement, the Company shall be entitled to recover, in addition to any award of damages, its reasonable attorneys’ fees, costs, and expenses incurred by the Company in obtaining such judgment.

(iv)The parties agree that the provisions of this paragraph are reasonable and necessary. The Executive understands that the provisions of Sections 8(a) and 8(b) may limit the Executive’s ability to earn a livelihood in a business similar to the Company’s business but he or she nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in Sections 8(a) and 8(b). In consideration of the foregoing and in light of the Executive’s education, skills and abilities, the Executive agrees that the Executive shall not assert that, and it should not be considered that, any provisions of Sections 8(a) and 8(b) otherwise are void, voidable or unenforceable or should be voided or held unenforceable. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in Sections 8(a) and 8(b) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 9. Employee Innovation and Proprietary Information Agreement. As part of and in connection with the execution of this Agreement between the Executive and the Company, the Executive acknowledges that the Executive must enter into an innovation and proprietary information agreement of even date herewith (the “New Employee Innovation and Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit C and incorporated herein. The New Employee Innovation and Proprietary Information Agreement replaces and supplants any prior Employee Innovation and Proprietary Information Agreement or other agreement covering substantially similar obligations (if applicable, the “Original Employee Innovation and Proprietary Information Agreement”) and sets forth the Parties’ obligations on and after the effective date of this Agreement. The Parties shall continue to be bound under the Original Employee Innovation and Proprietary Information Agreement, if applicable, with respect to the subject matter thereof for the period before the New Employee Innovation and Proprietary Information Agreement becomes effective. As used herein, unless the context requires otherwise, the term “Employee Innovation and Proprietary Information Agreement” shall include both the Original Employee Innovation and Proprietary Information Agreement and the New Employee Innovation and Proprietary Information Agreement.

Section 10. Benefit Limit. The benefit limitations of this Section 10 shall be applicable in the event the Executive receives any benefits that are deemed to constitute parachute payments under Code Section 280G. In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Executive’s employment with the Company) would otherwise constitute a parachute payment under Code Section 280G, then such payments and benefits shall be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments or benefits which would not constitute such a parachute payment or (ii) the amount of the benefits after taking into account any excise tax imposed on the payments provided to the Executive under this Agreement (or on any other benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his or her employment with the Company) under Code Section 4999. Should a reduction in benefits be required to satisfy the benefit limit of this Section 10, then the Executive’s cash severance payments under Section 5 shall accordingly be reduced (with such reduction to be effected pro-rata to each payment) to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares as to which any Equity Award would otherwise vest on an accelerated basis in accordance with the terms of the award shall be reduced (based on the value of the parachute payment attributable to such Equity Award under Code Section 280G) to the extent necessary to eliminate such excess.

Section 11. Miscellaneous.

(a)Mitigation. The Executive shall have no duty to mitigate the Executive’s damages by seeking other employment and, should the Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any other compensation except as specifically provided herein.

(b)Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and an officer of the Company (other than the Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party at any time of any breach of the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)Compliance with Section 409A and Section 457A of the Code.

(i)This Agreement and the benefits provided hereunder are intended to comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder and Section 457A of the Code and the Treasury Regulations and other guidance promulgated thereunder, and the provisions of this Agreement shall be interpreted and construed to be consistent with this intent. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.

(ii)Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under this Agreement shall be made or paid to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Section 409A-1(h) of the 409A Regulations) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service a “specific employee” for purposes of Code Section 409A and such delayed commencement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 11(c)(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(iii)All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iv)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

(v)If and to the extent required by Code Section 457A, and subject to Code Section 409A, any compensation hereunder, as adjusted for any earnings and losses attributable thereto, shall be paid to the Executive no later than the last day of the twelfth month after the end of the taxable year of the Company during which the right to the payment of such compensation is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 457A.

(d)Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

(e)Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

If to the Executive, to such address as shall most currently appear on the records of the Company.

If to the Company, to:

Genpact India Private Limited
DLF City, Phase V, Sector 53
Gurgaon, Haryana
India
Attention: Legal Department

With a copy to:
Genpact LLC
1155 Avenue of the Americas
Fourth Floor
New York, NY 10036
Attention: Legal Department

(f)GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF INDIA WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE JURISDICTION AND VENUE OF A COURT SITUATED IN GURGAON FOR ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 11(i)). EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(g)INDIVIDUALLY REPRESENTED BY COUNSEL. BY SIGNING BELOW, THE EXECUTIVE REPRESENTS THAT THE EXECUTIVE WAS GIVEN THE OPPORTUNITY TO CONSULT LEGAL COUNSEL FOR PURPOSES OF NEGOTIATING THE TERMS OF THIS AGREEMENT.

(h)Arbitration. Any controversy or claim arising out of or relating to this Agreement, any breach hereof, or the Executive’s employment or the termination thereof, shall be settled by binding arbitration by and pursuant to the Arbitration Rules of the Mumbai Centre for International Arbitration (“MCIA Rules”), which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Gurgaon and the Tribunal shall consist of one arbitrator. The language of the arbitration shall be English. The determination of the arbitrator shall be conclusive and binding on the Executive and the Company, and judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitrator shall not have the power to award punitive or exemplary damages. The arbitration shall be conducted on a strictly confidential basis, and neither the Executive nor the Company shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”) to any third party, except as required by law, with the sole exception of legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The parties will share the administrative fees of the Mumbai Centre for International Arbitration and the arbitrator’s fee and expenses, and each party will pay its own attorneys’ fees except as otherwise provided by law. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorneys’ fees that the other party reasonably incurs. The Executive and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties relating to this Agreement may be consolidated or joined with a dispute between any other employee and the Company or any Releasee. The Executive agrees not to seek to bring the dispute on behalf of other employees, independent contractors, or consultants of the Company or any Releasee as a class or collective action and that no arbitrator will have authority hereunder to hear or decide any class, collective, or representative action. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

(i)Assignment. The Executive may not assign his or her rights or interests under this Agreement. This Agreement may not be assigned by the Company other than to an entity (i) which, directly or indirectly, controls, is controlled by or is under common control with the Company, or which is a successor in interest to substantially all of the business operations of the Company, and (ii) which assumes in writing or by operation of law, at the time of the assignment, the Company’s obligation to perform this Agreement.

(j)Clawback. This Agreement and any incentive compensation payable to the Executive shall be subject to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time with respect to officers of the Company.
(k)Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(l)Entire Agreement. This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, in respect of the subject matter contained herein.

(m)Withholding Taxes. The Company shall be entitled to withhold from any payment due to the Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

(n)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the Effective Date.

GENPACT INDIA PRIVATE LIMITED

By:	/s/ MH Qureshi
Name: MH Qureshi
Title: Director
Date: 24/11/2021

EXECUTIVE

By:	/s/ Piyush Mehta
Date: October 26, 2021

EXHIBIT A

GENERAL RELEASE AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

_______________ (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that Employment Agreement dated as of _______________ (the “Employment Agreement”) by and between Executive and Genpact India Private Limited (the “Company”) does hereby waive, release and discharge the Company and any of its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”) from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue (the “Release”) against the Company Group relating to Executive’s employment with the Company or the termination thereof or Executive’s service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing:

a.all claims for any alleged unlawful denial of leave, discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under the applicable laws including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, common, or otherwise) that may be legally waived and released;

b.all claims arising under tort, contract, and quasi-contract law, including but not limited to alleged breach of contract (whether express, implied or oral); breach of the covenant of good faith and fair dealing; promissory estoppel; breach of personnel policies or employee handbooks; defamation; slander; infliction of emotional distress; negligence; fraud; misrepresentation; violation of public policy; claims for physical or emotional injury; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; and violation of any other principle of common law;

c.all claims for compensation of any kind, including without limitation, wages, vacation pay, commissions, bonuses, expense reimbursements and severance that may be legally waived and released;

d.all claims related to any equity grants under any Company, or any affiliated entity’s equity compensation plan, including but not limited to restricted share units, performance share units and stock options; and

e.all claims for monetary or equitable relief, including but not limited to back pay, front pay, reinstatement, any equitable relief, compensatory damages, damages for alleged pain and suffering, punitive damages, liquidated damages, and any claim for attorneys' fees, costs, disbursements, and interest; provided, however, that nothing in this Release shall release the Company from any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this Release is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies or any benefits vested and accrued as of the date hereof which the Executive has under any benefit plan.

The parties hereto agree that this Release may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by any such party or his, her or its heirs or assigns. Executive understands and confirms that Executive is executing this Release voluntarily and knowingly. In addition, Executive shall not be precluded by this Release from filing a charge with any relevant federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding. Nothing in this Release, however, shall operate as a waiver of claims that may arise after the Executive signs the Release.

In furtherance of, and solely to the extent provided by, the agreements set forth above, the parties hereby expressly waive and relinquish any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, the parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true, with respect to the matters released herein. Nevertheless, it is the intention of the parties to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the releases contained above. Nothing in this paragraph is intended to expand the scope of the releases as specified herein.

This Release shall be governed by and construed in accordance with the laws of India.

The Company advised Executive to speak to an attorney before he or she signs the Release. Executive agrees that the Company has so expressly advised Executive to seek such legal advice that Executive has in fact either sought the advice of an attorney or has had adequate time to do so prior to signing the Release, and that the Executive has read the Release in its entirety and understands all of its terms. The Executive further agrees that the decision to sign the Release is Executive’s alone, and that the Executive is signed the Release in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled.

Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person without limitation in time. The Company hereby agrees that its board of directors, the members of the Company Group and the executives, managers and officers of the members of the Company Group shall not defame or disparage Executive in any medium to any person without limitation in time. Notwithstanding this provision, either party may confer in confidence with his, her or its legal representatives and make truthful statements as required by law.

THE EXECUTIVE REPRESENTS THAT THE EXECUTIVE WAS GIVEN THE OPPORTUNITY TO CONSULT LEGAL COUNSEL FOR PURPOSES OF NEGOTIATING THE TERMS OF THIS AGREEMENT.

The parties acknowledge and agree that they have entered into this Release knowingly and willingly and have had ample opportunity to consider the terms and provisions of this Release.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this [__________] day of [________], [____].

GENPACT INDIA PRIVATE LIMITED

By:
Name:
Title:

EXECUTIVE

By: